UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 11, 2008 Commission File Number: 333-146802

MANTRA VENTURE GROUP LTD. (Exact Name of Registrant as Specified in Charter) NEVADA (state or other jurisdiction of incorporation or organization)

1205 – 207 West Hastings Street
Vancouver, British Columbia, V6B 1H7
(Address of principal executive offices)

(604) 609 2898 Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 3.02 Unregistered Sales of Equity Securities

On February 11, 2008 Mantra Venture Group Ltd. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Metradon Ventures Limited (“Metradon”) whereby Metradon agreed to provide to the Company business development and technology acquisition consulting services in South East Asia, Hong Kong, and China.

As required by the agreement, the Company granted to Metradon 600,000 restricted common shares in the capital of the Company and 600,000 warrants with each warrant to purchase 1 additional common share exercisable at $0.50 per share until August 12, 2008. If the Company acquires any technology protected by a patent obtained by Metradon pursuant to the Consulting Agreement and protected by a patent for a period of not less than five years from the date of acquisition, the Company has agreed to compensate Metradon by the issuance of 100,000 common shares in the capital stock of the Company. If the Company acquires any revenue producing business or corporation obtained by Metradon pursuant to the Consulting Agreement, the Company has agreed to compensate Metradon by the issuance of 500,000 common shares in the capital stock of the Company.

The term of the Agreement is 6 months commencing effective February 8, 2008 and may be extended by the Company for an additional 6 month by providing 30 days prior notice. The Company or Metradon may terminate the agreement with or without cause by providing the prescribed notice.

The grant of securities to Metradon was made without a prospectus in reliance upon Regulation S of the Securities Act of 1933, as amended. The Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Metradon was not a US person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a US person. No finder’s fee was payable in respect of the grant of securities.

There was no material relationship between the Company or its affiliates and Metradon, other than in respect of the material definitive agreement entered into.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following exhibits are included as part of this report:

10.1	Consulting Agreement between Mantra Venture Group Ltd. and Metradon Ventures Ltd. dated as of February 8, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2008	MANTRA VENTURE GROUP LTD.
(Registrant)

By: /s/ David Warren Chief Financial Officer, Chief Operations Officers, Principal Accounting Officer.